Exhibit_2.1

Execution Version

AMENDMENT NO. 2 TO

SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) to that certain SECURITIES PURCHASE AGREEMENT, dated as of January 7, 2021 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated March 1, 2021, and as further amended, restated, or modified from time to time, the “Agreement”), is made as of June 9, 2021 by and among  Journey Personal Care Corp., a Delaware corporation (“Buyer”), Domtar AI, Inc., a Delaware corporation (“Domtar AI”), Domtar Luxembourg Investments Sàrl, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, having its registered address at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B173690 (“Domtar Luxembourg”), and Domtar Corporation, a Delaware corporation (“Domtar” and, together with Domtar AI and Domtar Luxembourg, the “Sellers”). The Sellers and Buyer shall be referred to herein from time to time collectively as the “Parties”.

RECITALS

WHEREAS, the Parties constitute the parties to the Agreement;

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the Parties hereby agree as follows:

1.Amendment. Section 5.9 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 5.9Purchase Price Allocation.

(a) The Final Closing Purchase Price (and any assumed liabilities and any other relevant items) as determined for U.S. federal Income Tax purposes and applicable foreign Income Tax purposes shall be allocated by the Sellers and Buyer among (i) the shares of the U.S. Target Companies, (ii) the assets of the Non-U.S. Target Companies (other than any shares of the Regarded Non-U.S. Subsidiaries) and (iii) the shares of the Regarded Non-U.S. Subsidiaries in accordance with the 44%/56% allocation set forth in Schedule 5.9.  Prior to the Closing, the Sellers and Buyer shall endeavor in good faith to agree to an allocation of the Final Closing Purchase Price among the shares of the specific U.S. Target Companies, the specific assets of the Non-U.S. Target Companies (other than any shares of the Regarded Non-U.S. Subsidiaries) and the shares of the specific Regarded Non-U.S. Subsidiaries, in accordance with the historic and forecast earnings of such U.S. Target Companies, such specific assets and such Regarded Non-

U.S. Subsidiaries (but in no case inconsistent with the overall 44%/56% allocation set forth in Schedule 5.9) (the “Allocation Statement”).

(b)If the Sellers and Buyer are unable to agree upon the Allocation Statement within ninety (90) days following Closing, Buyer shall prepare and deliver to Sellers a version of the Allocation Statement (such version, the “Preliminary Allocation Statement”) containing Buyer’s proposed determination of the proposed allocation of the Final Closing Purchase Price to be set forth in the Allocation Statement in accordance with Section 5.9(a) (in no case inconsistent with the overall 44%/56% allocation set forth in Schedule 5.9) as soon as practicable, but by no later than June 30, 2021.  The Preliminary Allocation Statement and the allocation of the Final Closing Purchase Price set forth therein shall become final, binding and conclusive upon the Sellers and Buyer, and such final, binding and conclusive Preliminary Allocation Statement shall be deemed the final Allocation Statement for all purposes under this Agreement, in each case as of 11:59 pm (Eastern Time) on the thirtieth (30th) day following the Sellers’ receipt of the Preliminary Allocation Statement, unless prior to such  time the Sellers deliver to Buyer a written notice (an “Allocation Statement Objection Notice”; it being understood and agreed that the Sellers shall not be permitted to deliver a subsequent Allocation Statement Objection Notice following the delivery of an initial Allocation Statement Objection Notice) (i) objecting to the Preliminary Allocation Statement and the proposed allocation of Final Closing Purchase Price set forth therein and (ii) including the basis of such objection and the Sellers’ proposed allocation of the Final Closing Purchase Price to be included in the Allocation Statement in accordance with Section 5.9(a) (in no case inconsistent with the overall 44%/56% allocation set forth in Schedule 5.9).

(c)If the Sellers deliver an Allocation Statement Objection Notice to Buyer in accordance with Section 5.9(b) before the expiration of the thirty (30) day period specified in such Section, the Sellers and Buyer shall endeavor in good faith to agree upon the Allocation Statement during the fifteen (15) day period following such delivery. If the Sellers and Buyer are unable to agree upon the Allocation Statement within such fifteen (15) day period, the Sellers and Buyer shall jointly retain Deloitte & Touche LLP or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable the Sellers and Buyer to determine the Allocation Statement (in no case inconsistent with the overall 44%/56% allocation set forth in Schedule 5.9).  The fees and expenses of such accounting firm shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer, and the decision of such firm shall be final and binding on the Sellers and the Buyer.  Any adjustment to the Final Closing Purchase Price, such liabilities or other relevant items shall be allocated to the relevant shares or assets to which they relate, and if such adjustments do not relate to any specific shares or assets, pro rata in accordance with the allocation set forth on the Allocation Statement.  The Sellers and Buyer shall apply such allocation for Tax reporting purposes to the extent permitted under applicable Law and shall notify each other of any changes to such allocation required by any Governmental Authority.”

2.The execution, delivery and effectiveness of this Amendment shall not constitute a waiver or amendment of any provision of the Agreement, except as specifically set forth

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herein. Except as expressly set forth herein, all of the terms of the Agreement shall remain unmodified and in full force and effect.

3.Any reference to the Agreement contained in any notice, request, certificate or other document shall be deemed to include this Amendment. Reference in any of this Amendment or the Agreement (and the documents referred to therein) shall be a reference to the Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

4.The provisions of Article 8 and Section 9.2 of the Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

** * * *

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first written above.

DOMTAR AI INC.

By	Name: Title:

DOMTAR LUXEMBOURG INVESTMENTS SÀRL

Name:
Title:

By
Name:
Title:

JOURNEY PERSONAL CARE CORP.

Name:
Title:

By
Name:
Title:

DOMTAR CORPORATION

By	Name: Title:

[Signature Page to Amendment No. 2 to Journey SPA]